United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A - REVISED

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[    ] Preliminary Proxy Statement

[    ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[    ] Definitive Additional Materials

[    ] Soliciting Material Pursuant to Section 240.14a-ll(c) or Section 240.14a-12

                     CPAC, Inc
(Name of Registrant as Specified In Its Charter)

Thomas J. Weldgen, Chief Financial Officer
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies

2) Aggregate number of securities to which transaction applies

3) Per unit price or other underlying value of transaction computed pursuant to Exchange

Act Rule 0-11:

4) Proposed maximum aggregate value of transaction:

5) Total Fee Paid:

[    ] Fee paid previously with Preliminary Materials

[    ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid:

  Form, Schedule or Registration Statement No.:

  Filing Party:

  Date Filed:

CPAC, Inc.

2364 Leicester Road

Leicester, New York 14481

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 12, 2005

This Definitive Proxy Statement has been amended on July 8, 2005, to give effect to changes in disclosure relating to "Controls and Procedures" included on page 16 of this Proxy and continued in detail on page 50. This Definitive Proxy Statement was also amended on June 29, 2005 to change the date of mailing from July 6, 2005 to July 15, 2005. It has also been amended to change the date of the Annual Meeting from Tuesday, August 9, 2005 to Friday, August 12, 2005. These changes are on pages 1, 2, and the actual Proxy Voting Card only. No other changes have been made to this Definitive Proxy Statement, since it was originally filed on June 21, 2005.

On August 12, 2005, CPAC, Inc. will hold its annual meeting of shareholders at the Genesee River Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510. The meeting will begin at 1:30 P.M. local time.

Only shareholders of record at the close of business on June 17, 2005 can vote at this meeting or any adjournment that may take place. At the meeting, we will:

-	elect directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;
-

ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers, LLP as the Independent Registered Public Accounting Firm of the company for its fiscal year ending March 31, 2006;

-	vote on a proposal by a shareholder to urge the Board of Directors to arrange for the prompt sale of the company to the highest bidder;
-	transact any other business properly brought before the meeting or any adjournment that may take place.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

Our Board of Directors recommends that you vote in favor of the first two proposals outlined in the Proxy Statement, and vote against the third proposal.

We cordially invite all shareholders to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, please mark, date, sign and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your Proxy Card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Following the business portion of the meeting, we will also report on our business results and other matters of interest to shareholders.

By order of the Board of Directors

/s/James W. Pembroke
DATED: July 15, 2005	James W. Pembroke, Secretary

CPAC, Inc.

2364 Leicester Road

Leicester, New York 14481

PROXY STATEMENT

Date of Proxy Statement: June 17, 2005

Date of Mailing: July 15, 2005

Annual Meeting of Shareholders: August 12, 2005

Our Board of Directors is soliciting proxies for the 2005 annual meeting of shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set June 17, 2005 as the record date for the annual meeting. Shareholders of record who owned our common stock on that date are entitled to vote at and attend the annual meeting, with each share entitled to one vote. 4,946,774 shares of our $.01 par value common stock were outstanding on the record date.

Voting materials, which include this Proxy Statement, a Proxy Card and the 2005 Annual Report, will be mailed to shareholders on or about July 15, 2005.

We have summarized below important information with respect to the annual meeting.

Time and Place of the Annual Meeting

The annual meeting is being held on Friday, August 12, 2005 at 1:30 P.M. local time at the Genesee River Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510. All shareholders who own shares of our $.01 par value common stock as of June 17, 2005, the record date, may attend and vote at the annual meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and Proxy Card from us because you owned shares of our common stock on June 17, 2005, the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the Proxy Card, you appoint each of Thomas N. Hendrickson and James W. Pembroke as your representatives at the meeting. Thomas N. Hendrickson and James W. Pembroke will vote your shares as you have instructed them on the Proxy Card at the meeting. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your Proxy Card in advance of the meeting just in case your plans change.

Proposals to be Voted on at This Year's Annual Meeting

You are being asked to vote on:

-	the election of directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;
-	the ratification of the Audit Committee's appointment of PricewaterhouseCoopers, LLP as the company's Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2006;
-	a proposal by a shareholder to urge the Board of Directors to arrange for the prompt sale of the company to the highest bidder.

The Board of Directors recommends a vote FOR the first two proposals and AGAINST the third proposal.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your Proxy Card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct.

You may vote in person at the annual meeting.

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a Proxy Card from your stockbroker in order to vote at the meeting. Holding shares in "street name" means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in "street name" and you wish to attend the annual meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the annual meeting.

You may change your mind after you have returned your Proxy Card.

If you change your mind after you return your Proxy Card, you may revoke your proxy at any time before the polls close at the annual meeting. You may do this by:

-	signing another Proxy Card with a later date; or
-	voting in person at the annual meeting; or
-	giving notice of revocation to us by writing CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance.

Multiple Proxy Cards

If you receive more than one Proxy Card, it means that you hold shares in more than one account. Please sign and return all Proxy Cards to ensure that all your shares are voted.

Quorum Requirement

Shares are counted as present at the annual meeting if the shareholder either:

-	is present and votes in person at the meeting, or
-	has properly submitted a Proxy Card.

33 1/3% of our outstanding shares as of the record date must be present at the annual meeting (either in person or by proxy) in order to hold the annual meeting and conduct business. This is called a "quorum".

Consequences of Not Returning Your Proxy Card; Broker Non-Votes

If your shares are held in your name, you must either return your Proxy Card or attend the annual meeting in person in order to vote on the proposals. If your shares are held in street name (i.e. they are held of record by your broker, bank, or its depositories) and you do not vote your proxy yourself, your brokerage firm may either:

-	vote your shares on routine matters, or
-	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a shareholder proposal). Since the proposals at this meeting include both routine and non-routine matters, the broker may turn in a Proxy Card for uninstructed shares that votes FOR routine matters, but expressly states that the broker is NOT voting on non-routine matters. This is called a "broker non-vote".

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum but are not counted as votes cast for purposes of determining the approval of any matters submitted to the shareholders for a vote.

Required Vote

Assuming a quorum is present at the annual meeting, the election of each nominee to be a director of the company will require the affirmative vote of a plurality of all of the votes cast or marked withheld by the holder of shares entitled to vote thereon. The ratification of the independent auditors and the approval of the shareholder's proposal will require the affirmative vote of all the votes cast in favor or against each such proposal by the holder of shares entitled to vote thereon.

Vote Solicitation

The Board of Directors is soliciting your proxy to vote your shares at the annual meeting. In addition to this solicitation by mail, our directors, officers and any other employees of the company may contact you by telephone, internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or in person at the annual meeting will be tabulated by Board appointed inspectors of election. The inspectors of election will also determine whether there is a quorum at the annual meeting.

The shares represented by Proxy Cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting. If the Proxy Card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

With respect to the election of directors, ANY VALID PROXY RECEIVED WHICH IS EXECUTED BY THE SHAREHOLDER IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ALL NOMINEES OR ANY INDIVIDUAL NOMINEE SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES.

Where a specified choice (including abstentions) with respect to the proposal to ratify the independent auditors is not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THAT PROPOSAL.

Except with respect to shares held in street name, where a specified choice (including abstentions) with respect to the proposal to promptly sell the company is not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED AGAINST THAT PROPOSAL.

We believe that the procedures to be used by the inspectors of election to count the votes are consistent with New York law and our Bylaws concerning the determination of a quorum and the voting of shares.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2006, which we will file with the Securities and Exchange Commission. You can get a copy by writing CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance or the Securities and Exchange Commission at (800) 732-0330 for the location of the nearest public reference room, or through the Edgar System at www.sec.gov.

Other Business

We do not know of any business to be considered at the 2005 annual meeting other than the proposals described in this Proxy Statement. However, if any other business is properly presented at the annual meeting, your signed Proxy Card gives authority to Thomas N. Hendrickson and James W. Pembroke to vote on such matters at their discretion.

Proposals for 2006 Annual Meeting

Shareholders may present matters for consideration at our next annual meeting either by having the matter included in the company's own Proxy Statement and listed on its Proxy Card or by conducting his or her own proxy solicitation.

To have your proposal included in our Proxy Statement and listed on our Proxy Card for the 2006 annual meeting, you must submit your proposal to the company before February 23, 2006 in writing to CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance. You may submit a proposal only if you have continuously owned at least $2,000 worth or 1% in market value of the company's common stock for at least 1 year before you submit your proposal to the company, and you must continue to hold this level of security ownership in our company through the annual meeting of shareholders to be held in 2006.

If you decide to conduct you own proxy solicitation, you must provide the company with written notice of your intent to present your proposal at the 2006 annual meeting, and the written notice must be received by the company before May 23, 2006. If you submit a proposal for the 2006 annual meeting after May 23, 2006, management may or may not in its sole discretion, present the proposal at the annual meeting, and the proxies for the 2006 annual meeting will confer discretion on management proxy holders to vote against your proposal.

Annual Report on Form 10-K for March 31, 2005

A copy of the annual report filed with Securities and Exchange Commission on Form 10-K may be obtained without charge by writing to CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has recommended the following director nominees to be elected by the shareholders to serve until the next annual meeting of shareholders and until the directors' successors are duly elected and shall qualify. Unless authority to vote for the election of directors is withheld or the Proxy Card is marked to the contrary, proxies received will be voted FOR the election of the eight nominees named below. Messrs. Hendrickson, Carl, Carpenter, Coronas, Oppenheimer, Prann, Weldgen and Dr. Zimmerman are currently directors of the company, with Messrs. Hendrickson, Carl, Coronas, Oppenheimer, Weldgen and Dr. Zimmerman having been elected at the annual meeting of shareholders in 2004. Messrs. Carpenter and Prann were elected directors in accordance with applicable bylaw provisions at a regularly scheduled meeting of the Board held on April 19, 2005. While management has no reason to believe that any nominee will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other persons as directors.

The names of the nominees, their ages as of June 17, 2004, and certain other information about them are set forth below.

Nominee	Principal Occupation	Age	Served As Director Since

Thomas N. Hendrickson (1)	President and Chief Executive Officer, CPAC, Inc.	63	1969

Thomas J. Weldgen (2)	Vice President, Finance, Chief Financial Officer CPAC, Inc.	53	1998

Robert Oppenheimer (3)	Attorney & Partner Chamberlain D'Amanda Oppenheimer & Greenfield	76	1969

Jerold L. Zimmerman (4)	Ronald L. Bittner Professor of Business Administration William E. Simon Graduate School of Business Administration University of Rochester	58	2000

Stephen J. Carl (5)	Chief Operating Officer Clover Capital Management	38	2003

José J. Coronas (6)	Director Trillium Group, L.L.C.	63	2003

William M. Carpenter (7)	Managing Director UniCorp Ventures, L.L.C.	52	2005

John R. Prann, Jr. (8)	Retired President, Chief Executive Officer and Chief Operating Officer Katy Industries, Inc.	54	2005

(1)

Mr. Hendrickson is Chairman of the Board and Treasurer of the company. He is also Chairman of the Board and Chief Executive Officer of Allied Diagnostic Imaging Resources, Inc., CPAC Europe N.V. and The Fuller Brush Company, Inc. He is Chairman of the Board, President and Managing Director of CPAC Italia S.r.1. and CPAC Asia Limited. He is President and Managing Director of CPAC Africa (Pty) LTD.

(2)

Mr. Weldgen joined the company as Chief Financial Officer on March 2, 1992 and was appointed Vice President, Finance on April 5, 1998. Mr. Weldgen is a director of CPAC Europe N.V., CPAC Italia S.r.l., CPAC Africa (Pty) LTD and CPAC Asia Limited. Prior to joining CPAC, Inc., Mr. Weldgen was a partner in the accounting firm Coopers & Lybrand, now PricewaterhouseCoopers LLP.

(3)

Mr. Oppenheimer is a partner in the law firm of Chamberlain D'Amanda Oppenheimer & Greenfield, which firm serves as general counsel to the company. Mr. Oppenheimer is also a director of The Fuller Brush Company, Inc. Mr. Oppenheimer receives no compensation as Director of the company or its subsidiaries. For the fiscal year ended March 31, 2005, Mr. Oppenheimer's firm was paid $221,634 by the company in legal fees for legal services rendered to the company.

(4)

Dr. Zimmerman is the Ronald L. Bittner Professor of Business Administration at the William E. Simon Graduate School of Business Administration at the University of Rochester, where he has taught finance, accounting, and economics since 1974. He has published numerous books and papers during his career, and was a founding editor of the Journal of Accounting and Economics. Dr. Zimmerman's most current research is in the areas of capital markets, compensation programs, and organizational architecture. He has been recognized by national and local organizations for his achievements in education and research. Dr. Zimmerman has a Ph.D. in Business Administration from the University of California (Berkeley) and a B.S. in Finance from the University of Colorado. He has served as a visiting professor at Hong Kong University and the Chinese University of Hong Kong. Dr. Zimmerman has also consulted for various companies (including Kodak, DuPont and CPAC) and serves as an expert witness in court cases. He is a member of the American Accounting Association where he has held various committee positions, and served as a Distinguished Faculty Member in the American Accounting Association Doctoral Consortium.

(5)

Mr. Carl is the Chief Operating Officer of Clover Capital Management, Inc, a SEC-registered investment adviser based in Rochester, New York with over $2.4 billion in assets under management. Mr. Carl practiced law in the Commercial Banking, Finance and Commercial Litigation areas while at Woods, Oviatt, Gilman, Sturman & Clarke law firm starting in 1992. He was also Corporate Counsel to a family of privately owned companies, which included two SEC-registered investment advisers, a trust company and a mutual fund company, before joining Clover Capital as its Chief Operating Officer. Mr. Carl also serves on the Board of Directors of several privately owned companies in Upstate New York.

(6)

Mr. Coronas is a General Partner in Trillium Group L.L.C., a Rochester-based venture capital firm. Upon his retirement in 1997 as President of Johnson & Johnson Clinical Diagnostics, Inc., Mr. Coronas helped form Trillium Group. Prior to Johnson & Johnson, he had various senior management positions with Eastman Kodak, including Vice President and General Manager of its Clinical Diagnostics Division, where he led the sale of the division to Johnson & Johnson. Mr. Coronas also engineered the formation of Genencor International, Inc., a joint venture of Kodak and Cultor Ltd., and served as its first President and CEO.

(7)

Mr. Carpenter is the Managing Director of UniCorp Ventures LLC, a company that provides commercialization resources and expertise to help research-based universities, inventors, and corporations more effectively capture the economic value of their intellectual property. Mr. Carpenter previously served as Chairman and CEO of Bausch & Lomb, a global leader in eye care and optic health. During his tenure there, he strategically reshaped the business portfolio to create a comprehensive healthcare company for the eye, buying and selling over $2B in assets during the transition. Prior to that, Mr. Carpenter was President and CEO of Reckitt & Colman, Inc., the North American business of Reckitt Benckiser, a global leader in household products. He holds a BA from Dartmouth College and an MBA from the Kellogg Graduate School of Management at Northwestern University. He is a member of the Board of Trustees of the University of Rochester, and serves on the Visiting Committee of its Simon Graduate School of Business. He also serves on the Board of McQuaid Jesuit, a college preparatory school, and is a member and past Chairman of the Stewardship Council of the Diocese of Rochester, NY, an advisory body for the Bishop and Diocese. In addition, he is a Director for two biotechnology companies, Pericor Science and Oyagen.

(8)

Mr. Prann spent eight years as President, CEO, and COO of Katy Industries, Inc., a global industrial cleaning supply and consumer electrical products manufacturer. Prior to Katy, he was the President and CEO of CRL, Inc., a company with manufacturing, equity, and real estate holdings, and President and CEO of Profile Gear Corporation, a gear and transmission manufacturer. He received his BA in Biology from The University of California, Riverside, and earned an MBA from the University of Chicago. He is a former Trustee of the Student Leadership Institute, a scholarship program at University of Colorado, and is former Vice Chair of the Springtime Committee, Cardinal Cushing School. His service as a Director includes the Corrections Corporation of America and Dynojet Research, Inc.

CORPORATE GOVERNANCE

Role of the Board of Directors

All corporate authority resides in the Board of Directors as the representative of the shareholders. The Board has delegated authority to management in order to implement CPAC's mission of maximizing long-term shareholder value, while adhering to the laws of the jurisdictions where we operate and at all times observing the highest ethical standards.

Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The Board retains responsibility to recommend candidates to the shareholders for election to the Board of Directors. The Board retains responsibility for selection and evaluation of the chief executive officer, determination of senior management compensation, approval of the annual budget, assurance of adequate systems, procedures and controls, as well as assisting in the preparation and approval of strategic plans. Additionally, the Board provides advice and counsel to senior management.

All major decisions are considered by the Board as a whole, however, the Board has chosen to exercise certain of its responsibilities through committees of the Board. The Board has established three standing committees - an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

So far as possible, all directors attend the annual shareholders' meeting. Except for the directors elected on April 19, 2005, all directors attended last year's annual shareholders' meeting.

Operation of the Board and its Committees

The Board of Directors of the company met 7 times during the fiscal year from April 1, 2004 through March 31, 2005. For the 2005 fiscal year, each incumbent director attended, either in person or by telephonic conferences permitted by the company's bylaws, 100% of the total number of meetings held during the period for which he was a director and 100% of the total number of meetings of the committees of the Board on which he served during the period for which he was a member of such committee(s). In addition, during such fiscal year, the company's independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards ("NASD Rules"), held 1 regularly scheduled meeting at which only independent directors were present.

The Audit Committee

The Audit Committee of the Board of Directors met 3 times during the fiscal year ended 2005.

The company's Board of Directors adopted an Audit Committee charter delineating the composition and the responsibilities of the Audit Committee which became effective on June 1, 2000. The charter was revised by the Board on February 10, 2003 to further delineate the Committee's responsibilities and authority in accordance with provisions of the Sarbanes-Oxley

Act of 2002. The Audit Committee charter was included as an appendix to the Proxy Statement furnished to shareholders in connection with the 2003 annual meeting of shareholders.

The primary function of the Audit Committee as stated in the charter is to assist the Board of Directors in fulfilling its oversight responsibilities relating to monitoring the quality, reliability and integrity of the company's external financial reporting process, the adequacy of the company's internal controls particularly with respect to the company's compliance with legal and regulatory requirements and corporate policy, and the independence and performance of the company's independent registered public accounting firm who is ultimately accountable and must report directly to the Audit Committee. More specifically, the Audit Committee is directly responsible for:

-

the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;

-	the pre-approval of all auditing and legally permissible non-auditing services to be performed by the company's registered public accounting firm;
-	the disclosure by the company of all pre-approved non-audit services in periodic reports filed by the company with the Securities and Exchange Commission;
-

the disclosure by the company of the number and name(s) of each Audit Committee member who is an "audit committee financial expert" as defined by the charter in accordance with rules promulgated by the Securities and Exchange Commission;

-	the establishment of internal procedures for complaints concerning the company's accounting, internal accounting controls or auditing matters; and
-	the engagement of independent counsel and advisors as it determines necessary to carry out its duties and the funding therefore.

The Audit Committee is composed of three directors, namely Jerold L. Zimmerman, Stephen J. Carl, and José J. Coronas. Each of the three members of the Audit Committee is an "independent" director as defined by Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 and by Rule 4200(a)(15) of the NASD Rules.

Dr. Jerold L. Zimmerman is the "Audit Committee's financial expert" as defined by the Audit Committee's charter in accordance with rules promulgated by the Securities and Exchange Commission. See Dr. Zimmerman's background and experience on Page 8 of this Proxy Statement.

The Nominating and Governance Committee

The Nominating and Governance Committee met 2 times in fiscal year 2005. The Committee is composed of four directors, namely Jerold L. Zimmerman, Robert Oppenheimer, Stephen J. Carl and José J. Coronas. Each of the members of the Nominating and Governance Committee is "independent" as defined by Rule 4200(a)(15) of the NASD Rules.

On February 9, 2004, the Board adopted the Nominating and Governance Committee charter which was included as an appendix to the Proxy Statement furnished to shareholders in connection with the 2004 annual meeting of shareholders.

As specified in its charter, the purpose of the Nominating and Governance Committee is to regularly monitor the effectiveness of management policies and decisions including the execution of the corporation's strategies in order to insure that the company represents the owners' interests, including optimizing long term financial returns. In furtherance of this objective the Committee shall identify, consider and recommend qualified individuals to the Board for election as directors, including the slate of directors that the Board proposes for election by shareholders at the annual meeting.

The Nominating and Governance Committee charter sets forth the following policy and procedures with respect to the consideration of any director candidates recommended by security holders:

Shareholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so by giving notice in writing to the chairman of the Nominating and Governance Committee, CPAC, Inc. 2364 Leicester Rd., Leicester, New York 14481. The notice with respect to any annual meeting must be delivered to the chairman not less than 120 days prior to the anniversary of the preceding year's annual meeting. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination; (b) the name, age, business address and residence address of each nominee; (c) the principal occupation or employment of each nominee; (d) the class and number of shares of CPAC securities which are beneficially owned by each nominee and by the nominating shareholder; (e) any other information concerning the nominee that must be disclosed in nominee and proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (f) the executed consent of each nominee to serve as a director of CPAC if elected.

Nominations submitted in accordance with the foregoing procedure will be considered and voted upon by the Nominating and Governance Committee. Any shareholder nominee recommended by the Committee and proposed by the Board for election at the next annual meeting of shareholders shall be included in the company's proxy statement for such annual meeting.

The company encourages shareholder communications with management and with independent directors. Any shareholder wishing to communicate directly with management should e-mail or address regular mail to:

Officer	Mailing Address	E-mail
Thomas N. Hendrickson	CPAC, Inc. P.O. Box 175 Leicester, New York 14481	thendrickson@cpac.com
Thomas J. Weldgen	CPAC, Inc. P.O. Box 175 Leicester, New York 14481	tweldgen@cpac.com
Wendy F. Clay	CPAC, Inc. P.O. Box 175 Leicester, New York 14481	wclay@cpac.com
James W. Pembroke	CPAC, Inc. P.O. Box 175 Leicester, New York 14481	jpembroke@cpac.com

Any shareholder wishing to communicate directly with any of our independent directors should e-mail him as follows:

Stephen J. Carl	scarl@cpac.com
José J. Coronas	jcoronas@cpac.com
Robert Oppenheimer	roppenheimer@cpac.com
Jerold L. Zimmerman	jzimmerman@cpac.com
William M. Carpenter	wcarpenter@cpac.com
John R. Prann, Jr.	jprann@cpac.com

Regular mail may be addressed to:	CPAC independent directors c/o CPAC, Inc. P.O. Box 175, Leicester, New York 14481 Attention: Robert Oppenheimer

The Nominating and Governance Committee charter also sets forth the qualifications and a specific description of skills that members of the Board of the company should possess, regardless of by whom nominated:

In recommending candidates, the Committee shall consider the candidates' mix of skills, experience with businesses and other organizations of comparable size, reputation, background and time availability (in light of anticipated needs), the interplay of the candidate's experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors the Committee deems appropriate. At a minimum, the Committee shall address the following skill sets in evaluating director candidates: accounting or finance, business or management experience, industry knowledge, customer base experience or perspective, international marketing and business experience, strategic planning and leadership experience.

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy making levels in business, government, education and technology, and in areas that are relevant to the Company's worldwide activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should consider offering their resignation in the event that significant change in their personal circumstances, including their health, family responsibilities, or a change in their principal job responsibilities, would preclude them from devoting sufficient time to carrying out their responsibilities effectively.

The Board does not believe that arbitrary term limits on director service are appropriate, nor does it believe that directors should expect to be renominated automatically. The contribution of each member as a member of a committee or the Board shall be evaluated each year by the Committee before his renomination is recommended to the Board.

The Compensation Committee

The Compensation Committee met 3 times in fiscal year 2005. The Compensation Committee: (1) reviews and makes recommendations to the Board of Directors on employment policies, forms and levels of compensation, including specifically, the company's incentive compensation plan and the performance and level of compensation of the officers and top management personnel of the company; and (2) reviews and makes recommendations to the Board on the operation, performance and administration of the company's other employee benefit plans, including the company's 401(k) profit sharing plan.

The Compensation Committee is composed of four directors, namely Robert Oppenheimer, Jerold L. Zimmerman, Stephen J. Carl and José J. Coronas. Each of the members of the Compensation Committee is "independent" as defined by Rule 4200(a)(15) of the NASD Rules.

Sarbanes-Oxley Compliance

The Sarbanes-Oxley Act, enacted on July 30, 2002, addresses, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. On November 4, 2003, National Association of Securities Dealers, Inc. adopted final NASD Rules addressing corporate governance, director independence, and corporate accountability.

The Board of Directors has acted to strengthen and improve its already strong corporate governance practices, including its February, 2003 decision to require that there be at least three standing committees of the Board - the Audit, the Compensation and a Nominating and Governance Committee, each to be composed of independent directors. Other significant corporate governance policies and procedures previously adopted include:

a.)	Code of Business Conduct and Ethics

CPAC's Code of Business Conduct and Ethics applies to all members of the Board, all senior executive and financial officers, and all employees of the company, its divisions and its subsidiaries. The Code mandates that all company personnel observe the highest standards of business and personal conduct in the performance of their duties and responsibilities, especially in dealing with other company personnel, our shareholders, the general public, the business community, customers, suppliers, and governmental authorities. It addresses conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets, compliance with laws, rules and regulations and requires the reporting of any illegal or unethical behavior.

We require our employees, our officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected unethical, illegal or criminal activity involving the company and/or its employees. We have established a compliance network which allows employees, officers and directors to anonymously report any known or suspected violation of laws, rules, regulations or the Code of Business Conduct and Ethics.

Waivers of the Code's provisions are generally not permitted, may be granted only by the Board of Directors, and if granted, will be disclosed to the company's shareholders. There have been no waivers requested or granted since adoption of the Code.

b.)	Financial Integrity and Compliance Program

CPAC's Financial Integrity and Compliance Program mandates that the company's results of operations and financial position must be recorded in accordance with the requirements of law and generally accepted accounting principles and that all books, records and accounts must be maintained in reasonable detail so that they accurately and fairly reflect the business transactions and disposition of assets of the company. The written policy requires all personnel responsible for the preparation of financial information to ensure that the company's financial policies and internal control procedures are followed and holds each employee involved in creating, processing and recording financial information accountable for the integrity of the financial reporting process. The program establishes a network for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and provides for the submission (including the confidential anonymous submission) by company employees of concerns they may have regarding questionable accounting or auditing matters.

Our code of business conduct and ethics and additional information on our corporate governance policies is available on our website at: www.cpac.com.

Controls and Procedures - (entire new section, as amended on July 8, 2005)

Evaluation of Disclosure Controls and Procedures

The Company's chief executive officer and chief financial officer, respectively, have informed the Board of Directors that, based upon their evaluations of the Company's disclosure controls and procedures as of the end of the period covered by its annual report (Form 10-K), such disclosure controls and procedures are not effective as a result of the material weakness, described in full on page 50 of this Proxy Statement, to ensure that information required to be disclosed by the Company in the reports it submits under the Securities Exchange Act of 1934 is accumulated and communicated to management (including the chief executive officer and chief financial officer) as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls

Described in full on page 50 of this Proxy Statement.

Director Compensation

Directors of the company who are not officers of the company may be compensated solely for attendance at meetings and for services rendered in their capacities as members of the Board and/or committees of the Board. In the fiscal year ended March 31, 2005, Dr. Zimmerman was paid $24,000, Mr. Carl was paid $24,000, and Mr. Coronas was paid $24,000.

Directors who are officers receive no additional compensation for serving on the Board of Directors. Mr. Oppenheimer receives no compensation for serving on the Board of Directors since his firm receives payments for legal services rendered to the Company. See Mr. Oppenheimer's background on page 8 of this Proxy Statement.

As part of their compensation for service on the Board and its committees, all non-employee directors participate in the Non-Employee Directors Stock Option Plan. The Non-Employee Directors Stock Option Plan was approved by the shareholders on August 7, 1996.

Under the Non-Employee Directors Plan, all members of the Board of Directors who are not current or former employees of the company or its subsidiaries are granted 3,000 non-tax qualified options on the Friday immediately succeeding each annual shareholders meeting at an exercise price not less than the closing price of the company's common stock as reported by the NASDAQ National Market System on the date of grant. The Non-Employee Directors Plan was amended on December 14, 2004 by the Board of Directors to provide for the grant of up to 15,000 non-tax qualified options to newly elected members of the Board, to prohibit the repricing of options and to explicitly require shareholder approval to increase the number of shares issued under the Plan. The shareholders approved this amendment on March 9, 2005.

The options vest immediately but are exercisable at a rate of 1/3 of the options granted during the first three years of the option term on a cumulative basis. The term of the options is for a period of 10 years, even if the optionee is no longer a director of the company at the time of exercise.

Options granted under the Non-Employee Directors Plan are exercisable during lifetime only by the optionee to whom the options were granted and may not be sold, transferred, assigned or be made subject to the rights of any other party acquiring rights therein. Upon the death of the optionee prior to the complete exercise of any option granted under this Plan, the balance of the unexercised option may be exercised by his estate or on behalf of any person(s) to whom the optionee's rights pass under the optionee's Will or by operation of law.

An optionee has no rights as a shareholder with respect to the shares subject to options granted under the Non-Employee Directors Plan, including voting, dividend and/or liquidation rights, until the company has received full payment therefor, and has issued a stock certificate to the optionee representing the shares purchased upon exercise.

Shares of common stock issued upon the exercise of any option granted under the Non-Employee Directors Plan may not be sold, transferred, assigned, pledged or otherwise disposed of by the optionee for a period of six months from the date of the grant of the option.

Notwithstanding any provisions to the contrary in the Non-Employee Directors Plan, all stock options then currently outstanding shall become immediately exercisable in full and remain exercisable in full until their expiration in accordance with their respective terms upon the occurrence of any of the following events:

(1)	the first purchase of the company's common stock pursuant to a tender or exchange offer, other than a tender or exchange offer made by the company;

(2)

approval by the company's shareholders of a merger or consolidation of the company with or into another corporation unless the company is the surviving corporation and there is no reclassification , reorganization or adjustment of the company's common stock;

(3)	approval by the company's shareholders of a sale or disposition of all or substantially all of the company's assets; or

(4)	approval by the company's shareholders of a plan of liquidation and/or dissolution of the company.

During fiscal year 2005, Stephen J. Carl, José J. Coronas, Robert Oppenheimer and Jerold L. Zimmerman received options for 3,000 shares at an exercise price of $5.30 per share.

If re-elected by the shareholders, Messrs. Carl, Carpenter, Coronas, Oppenheimer, Prann and Dr. Zimmerman will receive an automatic grant of 3,000 shares on the first Friday immediately after the annual meeting, all in accordance with the terms of the plan.

Relationships; Agreements

There are no family relationships among any of the directors of executive officers in the company. There are no outside agreements or arrangements for the nomination or the appointment of any persons to the Board of Directors.

Vote Required

Each nominee must be elected by the affirmative vote of a plurality of the shares of common stock of the company present in person or by proxy and entitled to vote at the annual meeting.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for our fiscal year ended March 31, 2006.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees and Services

Audit Fees

The aggregate amount the company was billed for professional services rendered by PricewaterhouseCoopers, LLP for the audit of the company's annual financial statements, for the review of the company's financial statements included in the company's quarterly reports filed with the Securities and Exchange Commission, and for services normally provided in connection with statutory and regulatory filings or engagements for each of the immediately preceding two fiscal years were:

Fiscal 2004	Fiscal 2005
$292,364	$353,000

Audit-Related Fees

The aggregate amount the company was billed for professional services rendered by PricewaterhouseCoopers, LLP for audit related services for each of the immediately preceding two fiscal years were:

Fiscal 2004	Fiscal 2005
$47,771	none

Such audit-related services specifically included due diligence related to mergers and acquisitions, accounting consultations, internal control reviews, attest services and consultation concerning financial accounting and reporting standards.

Tax Fees

The aggregate amount the company was billed for professional services rendered by PricewaterhouseCoopers, LLP for tax compliance, tax planning and tax advice for each of the immediately preceding two fiscal years were:

Fiscal 2004	Fiscal 2005
$95,975	$117,000

These services specifically included:

-	tax return compliance for federal and state income/franchise tax purposes; and
-

advice and/or opinions on tax planning and tax reporting matters, including research, discussions, preparation of memorandums and attendance at meetings, as mutually determined to be necessary, including but not limited to the following areas - international taxes, mergers, acquisitions and divestitures, employee compensation, benefits and related reporting requirements, accounting methods, response to inquiries and notices regarding federal and state taxes.

All Other Fees

The aggregate amount the company was billed for professional services rendered by PricewaterhouseCoopers, LLP for all legally permissible non-audit services, other than audit-related services and tax services, for each of the immediately preceding two fiscal years were:

Fiscal 2004	Fiscal 2005
None	None

Pre-Approval Policies and Procedures

Article II of our Audit Committee charter, as amended, specifically provides that the Audit Committee must pre-approve all auditing and legally permissible non-auditing services to be performed by the company's independent registered public accounting firm. In accordance with such mandate, the Audit Committee has established a set of procedures governing the pre-approval process. Under the procedure, for each fiscal year, the Committee first shall determine the general nature and scope of the audit, audit-related, tax and other legally permissible non-audit services to be performed by the company's independent registered public accounting firm. Prior to the performance of any services, the Committee shall require such firm to submit to the Committee one or more engagement letter(s) delineating specific audit, audit-related, tax and other legally permissible non-audit services to be rendered (together with a schedule of fees with respect to each of such services). Upon receipt of such engagement letter(s), the Committee shall review and approve such engagement letter(s) in advance of the performance of any such services, including the specific advance approval of fees in connection with each of such services. Upon approval and execution of each of such engagement letter(s) by the Committee, the independent registered public accounting firm shall perform such pre-approved services in accordance with the terms and conditions of each engagement letter and shall not engage in any other services unless each of said services, if any, shall have been specifically approved (including the specific approval of all fees associated therewith) by the Audit Committee in advance of the rendering any such service.

With respect to tax services specifically, the Audit Committee has adopted the following procedure. Management has been authorized to engage PricewaterhouseCoopers LLP to perform the following non-audit tax services of up to $60,000 for the benefit of the company during fiscal 2006:

-	Tax return compliance for federal and state income/franchise tax purposes.
-

Advice and/or opinions on tax planning or tax reporting matters, including research, discussions, preparation of memorandum and attendance at meetings relating to such matters, as mutually determined to be necessary. This would include but not be limited to such areas as: (a) international taxes; (b) mergers, acquisitions and divestitures; (c) employee compensation and benefits and related reporting requirements; (d) accounting methods; (e) response to inquiries and notices; (f) state taxes.

-	Such other permitted tax services as may be requested and which are not prohibited services.

Vote Required

This proposal requires a majority of the votes cast in favor of or against this proposal by the holders of shares entitled to vote thereon.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

PROPOSAL 3

Mr. William Steiner, a shareholder, has submitted the following resolution for shareholder consideration:

Resolved that the shareholders of CPAC, Inc. urge the CPAC, Inc. Board of Directors to arrange for the prompt sale of CPAC, Inc. to the highest bidder.

Shareholder's Statement in Support of Proposal:

"The purpose of the Maximize Value Resolution is to give all CPAC, Inc. shareholders the opportunity to send a message to the CPAC, Inc. Board that they support the prompt sale of CPAC, Inc. to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the CPAC, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the CPAC, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution:

The prompt auction of CPAC, Inc. should be accomplished by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the Board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the Board to continue with its current management plan and strategies."

Shareholder's Request:

"I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

The Board of Directors does not believe approval of Proposal 3 is in the best interest of the shareholders and therefore recommends that the shareholders vote against such proposal.

1. The mandated sale of the company and its subsidiaries, as set forth in Proposal 3, would, in all likelihood, result in shareholders receiving less than fair value for their shares.

        A forced sale of the company, including all of its subsidiaries, would provide a potential buyer with a significant incentive to offer and leverage to purchase the company at a bargain price. In effect, the Board of Directors would be placed in a position where it would have to accept the highest price offered even if, were the Board under no directive, such price would have been rejected as inadequate. Moreover, a prospective buyer would use this leverage to the detriment of the shareholders to seek unreasonable terms, escrow provisions delaying receipt of full purchase price; excessive warranty provisions; and undue security arrangements.

      In addition, a mandate to sell the entire company would deprive the Board of the opportunity to investigate whether the sale of an individual business segment or division as opposed to the entire company would, in the long run, produce greater value to the shareholders. Such mandate would also deprive the Board of the flexibility it needs to determine whether market conditions are conducive to the realization of the best price for the company.

2.    A mandated sale of the company and its subsidiary, as set forth in Proposal 3, could dramatically curtail the ongoing initiatives management has put in place to enhance shareholder value in the short, as well as in the long term.

       To the best of management's knowledge, Proposal 3 was not submitted for shareholder consideration based upon any analysis of the company's current business operations, financial condition or, perhaps most significantly, future business development resulting from current and planned management initiatives to enhance revenue. These initiatives include the recent entry of Fuller Brush into the retail market and growth of our foreign imaging operations in South Africa and Asia as well as the anticipated opening of a facility in China on July 1, 2005.

Though management will continue to explore every means of enhancing shareholder value, including the possible sale of a division, sale of the entire company, or pursuit of existing or new strategies without a sale, it is opposed to a fire sale which will deprive the shareholders of the opportunity to realize maximum value from their investment.

Vote Required

This proposal requires a majority of the votes cast in favor or against this proposal by the holders of shares entitled to vote thereon.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of June 17, 2005 by:

-	each person who is known by us to beneficially own more than 5% of our common stock;
-	each of our directors;
-	each of our named executive officers during fiscal 2004; and
-	all of our directors and executive officers during fiscal 2004 as a group.

The number and percentage of shares beneficially owned are based on 4,946,774 shares of common stock outstanding as of June 17, 2005. Beneficial ownership is determined under rules promulgated by the Securities and Exchange Commission. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 17, 2005 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of calculating the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of calculating the percentage ownership of any other person. Except as indicated in the footnotes to this table, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR Corporation 82 Devonshire Street, Boston, MA 02109	577,200 shares outright ownership	11.67%

Adage Capital Partners 200 Clarendon Street, 52nd Floor, Boston, MA 02210	490,550 shares outright ownership	9.92%

Aegis Financial Corp. 1100 North Glebe Road, Arlington, VA 22201	398,001 shares outright ownership	8.05%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	310,808 shares outright ownership	6.28%

I.A. Michael Investment Counsel, Ltd. 8 Kings Street East, Suite 500, Toronto, Ontario, Canada M5C 1B5	278,986 shares outright ownership	5.64%

Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Thomas N. Hendrickson, President, Chief Executive Officer and Director	544,615 shares (1)	10.43%

Thomas J. Weldgen Vice President, Finance, Chief Financial Officer and Director	93,895 shares (2)	1.87%

Robert Oppenheimer Director	99,825 shares (3)	2.00%

Jerold L. Zimmerman Director	34,000 shares (4)	.68%

Stephen J. Carl Director	20,000 shares (5)	.40%

José J. Coronas Director	17,000 shares (6)	.34%

William M. Carpenter Director	-	-

John R. Prann, Jr. Director	-	-

Wendy F. Clay, Vice President, Administration	34,488 shares (7)	.69%

James W. Pembroke Chief Accounting Officer	40,015 shares (8)	.80%

All executive officers and directors (ten persons)	883,838 shares (9)	16.14%
(1)

Includes 59,089 shares owned by Mr. Hendrickson's spouse. Includes 137,500 options granted on February 8, 1996, 34,500 options granted on August 6, 1997, 30,000 options granted on June 26, 1998, 25,000 options granted on April 6, 1999, and 37,500 shares granted August 8, 2001, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan.

(2)

Includes 4,375 options granted October 20, 1995, 3,000 options granted June 5, 1996, 8,000 options granted June 24, 1997, 10,000 options granted April 15, 1998, 7,000 options granted June 26, 1998, 8,000 options granted August 10, 1999, 7,500 options granted June 7, 2000, 18,750 options granted on June 6, 2001, and 5,000 options granted on June 4, 2003, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan.

(3)

Includes 10,000 options granted on August 7, 1996, 3,000 options granted on August 9, 1996, 3,000 options granted on August 8, 1997, 3,000 options granted on August 7, 1998, 3,000 options granted on August 13, 1999, 3,000 options granted on August 11, 2000, 3,000 options granted on August 10, 2001, 3,000 options granted on August 9, 2002, 3,000 options granted on August 15, 2003, and 2,000 options granted on August 13, 2004, all pursuant to the company's Non-Employee Directors Stock Option Plan.

(4)

Includes 5,000 shares owned by Mrs. Jerold L. Zimmerman. Includes 15,000 options granted on April 4, 2000, 3,000 options granted on August 11, 2000, 3,000 options granted August 10, 2001, 3,000 options granted on August 9, 2002, 3,000 options granted on August 15, 2003, and 2,000 options granted on August 13, 2004, pursuant to the company's Non-Employee Directors Stock Option Plan.

(5)

Includes 15,000 options granted April 16, 2003, 3,000 options granted on August 15, 2003, and 2,000 options granted on August 13, 2004, pursuant to the company's Non-Employee Directors Stock Option Plan.

(6)	Includes 15,000 options granted September 29, 2003 and 2,000 options granted on August 13, 2004, pursuant to the company's Non-Employee Directors Stock Option Plan.
(7)

Includes 3,125 options granted October 20, 1995, 2,000 options granted June 5, 1996, 3,000 options granted June 24, 1997, 5,000 options granted April 15, 1998, 5,000 options granted on August 10, 1999 and 7,500 options granted June 6, 2001, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan. Ms. Clay was appointed Chief Operating Officer of the Stanley Home Products Division from January 4, 2000 until September 2001. Previously, since June 8, 1998, she served as President of the Equipment Division. She was appointed Vice President, Administration on July 1, 1992. Prior to that, Ms. Clay was Director of Corporate Communications, and earlier, Manager, Human Relations. She has been with the company since December, 1982.

(8)

Includes 3,125 options granted October 20, 1995, 2,000 options granted June 5, 1996, 4,000 options granted June 24, 1997, 7,000 options granted June 26, 1998, 5,000 options granted on August 10, 1999, 3,000 options granted June 7, 2000, 5,000 options granted June 6, 2001, 2,500 options granted June 4, 2003, and 2,500 options granted October 7, 2003, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan. James W. Pembroke was promoted to Chief Accounting Officer July 1, 1998. Previously, he was Corporate Controller since joining the company in August, 1993. Prior to joining the company, he was a senior manager with the accounting firm of Coopers and Lybrand, now PricewaterhouseCoopers LLP, where he was employed for twelve years. He holds a B.S. degree in Accounting from Miami University (Ohio) and is a certified public accountant.
(9)

Includes 425,625 shares which may be purchased through exercise of options granted pursuant to the company's 1994 Executive Long Term Stock Investment Plan. Includes 102,000 shares which may be purchased through exercise of options granted pursuant to the company's Non-Employee Directors Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers and persons who own more than 10% of our common stock to file initial reports of ownership (Form 3) and changes in ownership of our common stock (Forms 4 and 5). These persons are required by SEC regulations to furnish us with copies of all section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from such persons that no reports were required, we believe that during our fiscal year ended March 31, 2005 all such persons complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

The following table shows the compensation earned by our chief executive officer, each of the four other most highly compensated individuals who served as an executive officer for the fiscal year ended March 31, 2005 and the compensation received by each of these people for the two preceding fiscal years.

SUMMARY COMPENSATION TABLE

Annual Compensation

				(e)(2)
(a)	(b)	(c)	(d)(1)	Other Annual
Name and Principal Position	Year	Salary	Bonus	Compensation

Thomas N. Hendrickson	2005	$415,669	$ -	$6,300
President and Chief	2004	$446,544	$ -	$6,300
Executive Officer	2003	$461,873	$ 15,188	$6,300

Thomas J. Weldgen	2005	$197,494	$ -	$5,835
Vice President, Finance	2004	$189,547	$ -	$5,485
and Chief Financial Officer	2003	$177,830	$ 3,199	$5,461

Wendy F. Clay	2005	$168,418	$ 3,188	$5,100
Vice President,	2004	$161,079	$ 4,201	$5,592
Administration	2003	$149,588	$ 2,796	$5,100

James W. Pembroke	2005	$140,517	$ 1,690	$5,887
Chief Accounting	2004	$135,167	$ 4,943	$5,100
Officer	2003	$127,942	$ 1,897	$5,782

	Long Term Compensation
	Awards			Payouts

		(f)(3)	(g)(4)	(h)(5)	(i)(6)(7)(8)(9)
		Restricted
		Stock	Options	LTIP	All Other
Name and Principal Position	Year	Awards	SARs (#)	Payouts	Compensation

Thomas N. Hendrickson	2005	-	-	-	$ 70,979
President and Chief	2004	-	75,000	-	$102,301
Executive Officer	2003	-	-	-	$361,320

Thomas J. Weldgen	2005	-	-	-	$ 7,650
Vice President, Finance and	2004	-	20,000	-	$ 6,764
Chief Financial Officer	2003	-	-	-	$ 5,500

Wendy F. Clay	2005	-	-	-	$ 6,899
Vice President,	2004	-	-	-	$ 4,963
Administration	2003	-	-	-	$ 4,876

James W. Pembroke	2005	-	-	-	$ 4,647
Chief Accounting	2004	-	12,000	-	$ 4,160
Officer	2003	-	-	-	$ 4,018

Notes:
(1)	See additional information on the company's Incentive Compensation Plan on Page 31 of the Proxy Statement.
(2)	Amounts represent auto expense allowances.
(3)	There were no Restricted Stock Awards.
(4)	These options were awarded under the company's Executive Long Term Stock Investment Plan. See Page 34 of this Proxy Statement.
(5)	There are no long term incentive payouts.
(6)	Amounts include matching contributions made by the company to the company's 401(k) retirement plan: Mr. Hendrickson -$7,650; Mr. Weldgen - $7,650; Ms. Clay - $6,899; and Mr. Pembroke -$4,647.
(7)

The company is assignee of a $50,000 life insurance policy on the life of Mr. Hendrickson. The company has entered into a split dollar agreement with Mrs. Thomas N. Hendrickson. In the event of Mr. Hendrickson's death, the cash value of the policy determined according to the agreement is payable to the company and the balance is payable to Mrs. Hendrickson. The company is the owner of the policy and pays all premiums. For the fiscal year ended March 31, 2005, the amount includible by Mr. Hendrickson in income was $1,329.
(8)

On January 10, 1980, the Company established the terms of a salary continuation agreement for Mr. Hendrickson, funded in part by key man life insurance owned by and payable to the company. The Company has purchased a $310,000 ordinary life insurance policy on the life of Mr. Hendrickson. For the fiscal year March 31, 2004, the premium for such policy was $6,100. Pursuant to the salary continuation agreement, in the event of Mr. Hendrickson's death while in the employ of the Company, the Company will pay to his designated beneficiary the sum of $40,000 per year for ten years. In the event that Mr. Hendrickson retires after attaining age 60, he or his designated beneficiary will receive an amount equal to two times the cash value of his key man policy as of the date of retirement (without regard to any policy loans), payable over ten years. At March 31, 2005, the cash value of this policy was approximately $315,000. The Company has recorded the present value of the liability and accrued $32,000 in the fiscal year ended March 31, 2005. It is anticipated that the cash value of the life insurance policy will be utilized to partially pay the benefits when due.

(9)

On October 13, 1992, the company entered into a deferred compensation arrangement with Mr. Hendrickson and contributed $250,000 to a trust in order to provide itself with a source of funds to meet its obligations thereunder and this amount was contributed to the trust. Subsequent to this time, a portion of annual deferrals has been used to continue funding a $325,000 variable, universal life insurance policy on the life of Mr. Hendrickson with the trust as the beneficiary thereof. The arrangement calls for the payment of the principal amount contributed to the trust, plus earnings thereon, in ten annual payments of principal and earnings, to Mr. Hendrickson and/or his beneficiaries upon his retirement, his separation from service due to total disability or his death. The arrangement also provides that in the event of a change in control of the company, one lump sum payment of the entire amount in trust is to be made within 7 days of the change. Under the arrangement, the principal of the trust, as well as all earnings, are subject to the claims of the company's general creditors in the event of the company's insolvency or bankruptcy and Mr. Hendrickson and/or his beneficiaries are unsecured creditors of the company. Mr. Oppenheimer and Mr. Seldon T. James, Jr., a former director, are the trustees of the trust created under the arrangement. They receive no compensation in such capacity. The company pays all expenses associated with the administration and investment of the trust. The trust's assets, except for the insurance policy, are invested with an independent investment firm. The amount contributed for the deferred compensation arrangement for the fiscal year ended March 31, 2005, was $30,000.

Employment Agreement

Effective September 20, 1995, the company and Mr. Hendrickson entered into an employment agreement which, as a result of several extensions approved by the Board of Directors, expires on September 20, 2007. Under the agreement, subject to the control of the Board of Directors, Mr. Hendrickson's duties shall be those of Chief Executive Officer of CPAC, Inc. The agreement sets forth a basic salary at an initial annual rate of $350,000 subject to increases in such base pay equal to the percent of increase given to other senior officers of the company, or such other greater percent as determined by the Board of Directors.

In addition, to his base pay, Mr. Hendrickson is automatically a participant in the company's Incentive Compensation Plan, as described below. Mr. Hendrickson is also entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which the company may provide for him or for its employees generally. In the event of his disability, his base salary shall be continued for the remainder of the contract term in effect at the time of his disability, but he will not be entitled to bonus for the period after his disability other than a bonus payable at the end of the fiscal year in which he becomes disabled, prorated on the basis of the number of days in which he was employed.

If Mr. Hendrickson is terminated by the company other than for cause, he is entitled to receive his base salary for the duration of the agreement, without further extension, with annual increments equal to the percent increase given to other senior officers of the company; receive annually during such term a bonus equal to the highest annual bonus received in the three fiscal years of the company immediately preceding his termination and be granted non-qualified stock options at the price and for the term of the incentive options which he holds at the date of termination, which options shall be granted upon the first date when he can no longer exercise his incentive stock options.

Incentive Compensation Plan

On June 4, 1986, the Compensation Committee recommended, and the Board of Directors approved, the establishment of an Incentive Compensation Plan for certain personnel who do not receive hourly compensation, commission payments, or other forms of incentive compensation.

After objectives and standards have been established for an employee, and the employee is included in the Incentive Compensation Plan, the maximum incentive bonus payable shall be dependent upon the employee's position within the company and shall be the following percentage of base pay:

Category	Percent

Chief Executive Officer	90%
Senior Operating and Staff Executives	50%-75%
Key Management	30%-45%
Other Managers and Supervisors	20%-25%

The Board adopted a policy for the Chief Executive Officer and certain selected corporate executives pursuant to which the entitlement to, and the amount of the total bonus paid, would be dependent upon the company's success in attaining budgeted profits and sales growth. Under this policy, exceptional performance as measured by and reflected in specified increases in earnings and sales growth could result in such employee earning the percentage of that employee's base pay as indicated in the table above.

Management shall determine the category of each employee, but personnel shall not be granted a bonus as a Senior Operating or Staff Executive without approval of the Board of Directors.

Before including an individual in the plan, or establishing that percentage of compensation which the employee should receive as incentive, management will review the incremental benefit to the company which results from the employee attaining the objectives established. On an annual basis, management will submit a review of the plan to the Board of Directors, showing the amount committed to the Incentive Compensation Plan for each category of employee and, for each level of employee, the estimated incremental benefit to the company.

Each employee included in the Incentive Compensation Plan shall receive the incentive compensation payment annually in a check separate from his/her regular pay, which check shall be accompanied by a written report reviewing the employee's progress in meeting established objectives, and explaining the basis on which his/her bonus was determined. A copy of such written report is filed with the Compensation Committee.

The payment of the bonus will be made as soon as practical following completion of the independent audit for the fiscal year. No employee shall be entitled to a bonus unless employed by the company at the time of distribution. Participation in the Incentive Compensation Plan shall not be deemed to constitute a contract of employment, guaranteeing to an employee employment for any period of time.

The Board established that management should develop objectives and standards for the two categories labeled Key Management and Other Managers and Supervisors.

401(k) Profit Sharing Plan

On April 17, 1986, the Board of Directors adopted a profit sharing plan for the benefit of all domestic employees of the company and its subsidiaries who have attained the age of twenty-one and who have one year of service. The effective date of the plan was May 1, 1986. The plan was amended during 2002 to allow employees over age 21 and with one month of service to become participants.

The plan constitutes a qualified retirement plan under sections 401(a) and (k) of the Internal Revenue Code and contributions made by the company to the plan are deductible for federal income taxes.

Under the plan, the company may make contributions to the plan on behalf of plan participants in such amounts as the Board of Directors may determine, subject to Internal Revenue Code limitations and restrictions on and the deductibility of contributions to a qualified profit sharing plan. Subject to similar restrictions on the amount of contributions to the section 401(k) component of the plan, the company will match each contribution made by a plan participant, pursuant to a salary reduction agreement in effect for each plan year in an amount equal to $.50 for each $1.00 of participant contribution. The company's contribution will not exceed up to a maximum of 3% of participant compensation. A participant may contribute up to 28% of his compensation under the salary reduction agreement to the plan each year. If, in any plan year, contributions are made to the plan which result in any "excess contributions" because they exceed the amount permitted to be contributed to the plan under the Internal Revenue Code, adjustments will be made to reduce the amount of that plan year's contributions so as to comply with such restrictions.

Events that permit distribution under the plan are generally termination of service at normal retirement age (age 65), disability or death. A participant is 100% vested in all his contribution accounts upon termination of employment due to normal retirement, death or disability. In the event of termination of employment for any other reason, a participant is 100% vested in any contributions he has made to the plan and 100% vested in amounts contributed to the plan in the discretion of the company's Board of Directors. With respect to matching contributions, the vesting schedule set forth below applies:

Completed Years of Service	Vested Percentage

Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

In 2003, the plan was amended to allow the employee a choice of ten different investment options for his account balances under the plan.

Under the plan, a participant that meets "financial hardship" requirements may borrow the lesser of 50% of his vested account balance or $50,000. The minimum loan allowable is $1,000. Only one loan can be outstanding at any time; the repayment period can vary from 1 to 5 years unless the loan is used to purchase a primary residence, in which case the repayment period can be up to 10 years.

A participant may borrow the lesser of 50% of his account balance up to $10,000 without proving financial hardship. The minimum loan allowable is $1,000 and the repayment period can vary from 1 to a maximum of 3 years.

A participant who has not attained age 59-1/2 and is not totally and permanently disabled may withdraw amounts he has contributed pursuant to his salary reduction agreement as well as the vested amount of the employer matching contribution made to the plan upon a showing of financial hardship.

The normal form of benefit under the plan is a lump sum distribution or, if the participant elects, a distribution in periodic payments of substantially equal amounts for a selected number of years not to exceed five.

For the plan year ended March 31, 2005, the company and its subsidiaries made no discretionary contribution to the plan. The amount of matching contributions made under the plan for such year was $7,650 in the case of Mr. Hendrickson, $7,650 in the case of Mr. Weldgen, $6,899 in the case of Ms. Clay, and $4,647 and in the case of Mr. Pembroke. The total for all executive officers as a group was $26,846

Non Qualified Deferred Compensation Plan

Effective January 1, 2000, the Board of Directors adopted a non-qualified deferred compensation plan for certain key executives of the company. Contributions to the plan consist of "excess" 401(k) deferrals and selected percentages of salaries and bonuses with a maximum individual deferral of $50,000 per year. During this year, this limit was increased to $100,000. Compensation deferred by participants will be invested by the company in various investment grade "pooled accounts" on behalf of the participants. No matching contribution by the company is required. The company may make discretionary contributions. There were no discretionary contributions made by the company in fiscal 2005.

Stock Purchase Program

In June, 1995, the Board of Directors approved a stock purchase program whereby employees can contribute up to 10% of their total income (to a maximum of $5,000 per annum), through payroll deductions, to purchase the company's $.0l par value common stock in open market transactions.

On a quarterly basis, the amount collected through payroll deductions is used to purchase company stock. The company pays the broker's commission for the purchase - if the stock is subsequently sold, the employee pays the broker's commission.

For the fiscal year ended March 31, 2005, an average of 9 employees per quarter purchased a total of 1,191 shares of CPAC, Inc. common stock. The total cost to the company was $363. No executive officers participated in the program.

2004 Executive Long Term Stock Investment Plan

On March 9, 2005, the shareholders approved the 2004 Executive Long Term Stock Investment Plan ("New Plan") and reserved 350,000 for issuance thereunder. The salient features of the New Plan are as follows:

a)	Purposes

The purposes of the New Plan are to: (1) closely associate the interests of the management of the company and its subsidiaries with the company's shareholders by reinforcing the relationship between participant rewards and shareholder gains; (2) provide management with an equity ownership in the company commensurate with company performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to management for continuous employment with the company.

b)	Administration
The New Plan will be administered by the Committee. The Committee is responsible for the overall administration, governance, management and interpretation of the New

Plan, having the authority, in its sole discretion and from time to time, to: (1) grant options/or stock awards in such form and number as it may determine; (2) impose such limitations, restrictions and conditions upon any such option and/or stock award as the Committee deems appropriate, consistent with the purposes of the New Plan; and (3) interpret the New Plan, adopt, amend and rescind rules and regulations relating to the New Plan, and make all other determinations and take all other actions as are necessary and/or advisable for the implementation and administration of the New Plan.

c)	Eligibility for Participation

Participants in the New Plan will be selected by the Committee from the executive officers and other key employees of the company and its subsidiaries who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the company. Under the terms of the New Plan, in selecting a participant and in determining the form and number of equity awards, the Committee has and will continue to consider factors it deems relevant, including the person's functions, responsibilities, value of services to the company and/or its subsidiaries, as well as the individual's past and potential contributions to the company's profitability and sound growth.

d)	Types of Awards
Awards under the New Plan may be in the form of any one or more of the following: (1) Nonqualified Stock Options; (2) Incentive Stock Options; (3) Reload Options; or (4) Restricted Performance Shares.
	1.	Nonqualified Stock Options

The Committee may from time to time, and subject to the provisions of the New Plan and such other terms and conditions as it may prescribe, grant to any eligible employee one or more Nonqualified Stock Options to purchase for cash or shares the number of shares allotted by the Committee.

		a.	Terms and Conditions
Nonqualified Stock Options are subject to the following terms and conditions:
(i)

Price: The exercise price, as determined by the Committee, may not be less than the fair market value of the shares with respect to which an option is granted at the time of the granting of the option. Fair market value is the closing price for the company's stock as quoted on the NASDAQ National Market System;

(ii)

Term of Options: The term of each option is to be decided by the Committee and is not subject to any specified (e.g., five or ten) number of years. Such term may be modified, or the Nonqualified Stock Option terminated, at any time by mutual agreement between the Committee and the employee;
(iii)

Payment Upon Exercise: An employee granted a Nonqualified Stock Option under the New Plan may pay for the company's stock upon exercise either with cash or with company stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is the closing price for the company's stock as quoted on the NASDAQ National Market System.

	b.	Certain Material Restrictions
Nonqualified Stock Options are subject to the following material restrictions:
		(i)	Nonqualified Stock Options are exercisable only while the optionee is an employee of the company or within a three month period immediately following the employee's termination of employment;
		(ii)	Nonqualified Stock Options are exercisable only by the optionee and are not assignable, transferable or subject to any other party acquiring rights therein;
(iii)

Upon the death of the optionee prior to his complete exercise of a Nonqualified Stock Option, the remaining portion of the option may be exercised only by his estate or on behalf of any person(s) to whom his rights pass under his Will or by operation of law;

(iv)

An optionee has no rights as a shareholder with respect to the shares subject to a Nonqualified Stock Option, including voting rights or dividend rights, until the company has received full payment therefor, and has issued a stock certificate to him representing the shares purchased upon exercise;

(v)

Shares of common stock issued upon the exercise of a Nonqualified Stock Option may not be sold, transferred, pledged or otherwise disposed of by the optionee for a period of six months from the date of grant of the option.

		(vi)	Each Nonqualified Option must be subject to at least a minimum one year vesting period.
2.	Incentive Stock Options
The Committee may, from time to time, and subject to the provisions of the New Plan and such other terms and conditions as it may prescribe, grant to any eligible employee, one or more Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986 to purchase for cash or shares the number of shares allotted by the Committee.

a.	Terms and Conditions
Incentive Stock Options are subject to the following terms and conditions:
(i)

Price: The exercise price, as determined by the Committee, may not be less than the fair market value of the shares with respect to which an Incentive Stock Option is granted at the time of the granting of the Incentive Stock Option. In the case of an employee owning more than 10% of the company's common stock, the exercise price may not be less than 110% of the fair market value of such stock at the time of grant. See the discussion above for the definition of fair market value.

(ii)

Term of Options: While the term of each Incentive Option is to be decided by the Committee, no Incentive Option will be granted with a term of greater than ten years ( five years in the case of a greater than 10% shareholder) from the date it was granted, and such term may be modified or the Incentive Stock Option terminated at any time by mutual agreement between the Committee and the employee;

(iii)

Payment Upon Exercise: An employee granted an Incentive Stock Option may pay for the company's stock either with cash or with company's stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is calculated in the same manner as in the case of Nonqualified Stock Options discussed above.

b.	Certain Material Restrictions

Incentive Stock Options are subject to the same material restrictions as govern Nonqualified Stock Options. In addition, Incentive Stock Options are subject to a rule under Section 422 of the Internal Revenue Code that the aggregate fair market value of stock with respect to which an Incentive Stock Option is exercisable for the first time during any calendar year by any optionee cannot exceed $100,000, such value being determined on the date of the grant of the option.

3.	Reload Options

Concurrently with the award of a Nonqualified Stock Option and/or Incentive Stock Option, the Committee may grant a Reload Option to enable the employee to purchase a number of shares for either cash or shares. The Reload Option becomes effective only if the employee uses common stock of the company owned by him for at least twelve months to purchase the shares issuable to him upon his exercise of either the underlying Nonqualified or Incentive Stock Option. The Reload Option is designed to replace those shares used as the purchase price, and the number of Reload Options will equal the number of shares of the company's common stock used by the employee to exercise the underlying option. Reload options are subject to the identical material restrictions as govern this respective Nonqualified or Incentive Option they replace.

The Reload Option price will be the fair market value of a share of the company's common stock on the date the Reload Option becomes effective, that is, the date on which the underlying option shall have been exercised. Fair market value shall be the closing price for the company's common stock as quoted on the NASDAQ National Market System.

4.	Restricted Performance Shares

The Committee may, subject to the provisions of the New Plan and such other terms, conditions and restrictions as the Committee may prescribe, award to an eligible employee any number of restricted common shares. Such shares shall constitute Restricted Performance Shares and are awarded in consideration of the future performance of substantial services to and/or on behalf of the company and/or its subsidiaries by such employee.

Upon issuance of the Restricted Performance Shares, the employee has all of the rights of a shareholder of the company with respect to such Restricted Performance Shares, including the right to vote and receive all dividends as well as all other distributions paid or made with respect thereto.

Restricted Performance Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated while they are subject to forfeiture. Restricted Performance Shares are subject to forfeiture in the event the employee terminates his service with the company prior to the date immediately following the last day of the forfeiture period with respect to which the shares were awarded, unless the termination is due to the employee's death, his permanent and total disability, or a change in control of the company. All Restricted Performance Shares are subject to at least a minimum three year performance period.

Upon the expiration of the forfeiture provisions, the Restricted Performance Shares vest and at that time may be sold, transferred, assigned, pledged, encumbered or otherwise alienated, subject to any and all applicable federal and state securities law restrictions.

e)	No Repricing

Once the exercise price and the number of option shares are established by the Committee upon the initial grant of any Option under the New Plan, no change, modification, amendment or repricing of either the exercise price or the number of Option shares may be made except in accordance with certain antidilutive provisions upon the happening of certain corporate events, such as stock splits, stock dividends, corporate reorganization and the like.

f)	Federal Tax Consequences
	1.	Nonqualified Stock Options

Under current provisions of federal tax law, for regular as well as for purposes of the federal alternative minimum income tax, the grant of a nonqualified stock option is not a taxable event for the employee. In addition, upon the grant of such an option, the company will receive no business expense deduction.

Upon the exercise of a nonqualified stock option, the difference between the exercise price and the fair market value of the option shares on the date of exercise constitutes ordinary, compensation income to the optionee and is taxed to him at normal, ordinary tax rates, except to the extent the shares are not transferable and subject to a substantial risk of forfeiture. To the extent such difference is required to be included as compensation income by the employee, the company is entitled to a business expense deduction. Upon the later sale of the optioned stock, long or short-term capital gain or loss will be recognized by the employee depending upon the holding period and the extent to which the selling price exceeds or is less than the employee's basis in the stock. The short-term rate is the same rate that is applied to a taxpayer's ordinary income. The maximum long-term rate of 15% is generally applicable to assets held for at least 12 months.

	2.	Incentive Stock Options

The general rule is that no income, gain or loss is recognized for regular income tax purposes by an optionee upon either the grant or the exercise of an Incentive Stock Option. Upon the later sale of the shares acquired pursuant to such an option, long or short capital gain or loss (at the rates described above) will be recognized by the employee to the extent the selling price exceeds or is less than the employee's basis in the stock.

This tax treatment is available provided the shares acquired by exercise of the Incentive Stock Option are held by the optionee for a period of two (2) years from the date of the grant of the option and at least one (1) year from the date of the option's exercise.

As a general rule, the company will not be entitled to an income tax deduction with respect to either the grant or the exercise of an Incentive Stock Option.

If either of the one year, two year holding periods just described are not met, the difference between the fair market value of the shares and the exercise price on the date of the option's exercise constitutes ordinary, compensation income to the optionee in the optionee's taxable year in which the disqualifying disposition occurs. The balance of the amount realized in such year constitutes capital gain, taxable at the short-term or long-term rates described above. The company is allowed a corresponding deduction for the amount the optionee is required to include as ordinary, compensation income in the year of the disqualifying disposition.

For purposes of the alternative minimum income tax calculation, an Incentive Stock Option is treated as if it were a Nonqualified Stock Option. Consequently, upon the exercise of the Incentive Stock Option, the difference between the exercise price and the fair market value of the shares on the date of exercise is includible as alternative minimum gross income, and may be subject to special alternative minimum income tax rates.

3.	Reload Options
A reload option is granted in either the form of a Nonqualified Stock Option, or an Incentive Stock Option. For federal tax consequences, see f.) 1 and f.) 2 above.
4.	Restricted Performance Shares

If property is transferred to a person in connection with the performance of services, the fair market value of the property received in excess of the amount paid for the property constitutes ordinary, compensation income in the taxable year of receipt, unless the property is not transferable and is subject to a substantial risk of forfeiture. The fair market value of the property is includible as ordinary income when either of these restrictions lapse. The company is not allowed an income tax deduction until the recipient is required to include this value of the property in income. Upon a later sale of the property by the recipient, gain or loss is recognized and the gain, if any, is taxed at normal, ordinary tax rates, with a maximum rate of 15% if the property is held for more than twelve months.

Under the New Plan, when they are awarded by the Committee, Restricted Performance Shares are not transferable and are subject to a substantial risk of forfeiture. Consequently, until such restrictions lapse, the fair market value of such shares generally is not includible in the recipient's income nor may the company claim an income tax deduction for the value of the shares awarded. Upon the lapse of such restrictions, the fair market value of the shares at the time the restrictions lapse is includible as ordinary, compensation income to the recipient and the company is entitled to an income tax deduction at that time equal to the amount includible in the recipient's gross income. Upon the subsequent sale of the shares by the recipient, gain or loss will be recognized, either long term or short term capital gain equal to the difference between the selling price and the taxpayer's basis, depending upon the holding period of such shares (which includes the period during which the restrictions apply).

g)	Amendment

Except with respect to the anti-dilution provisions of the New Plan, no material amendment to the New Plan, including any amendment increasing the maximum number of shares issuable under the New Plan shall become effective without the prior approval of the company's shareholders.

h)	Registration of Shares

The company has agreed to register the 350,000 shares of its $.01 par value common stock it will reserve for issuance upon the exercise of options or the award of shares under the New Plan with the Securities and Exchange Commission under the Securities Act of 1933. It is anticipated that as a result of such registration, nonaffiliates of the company may resell such registered shares acquired by them under the New Plan without federal securities laws restrictions.

Options The following table sets forth the details of options granted to the individuals listed in the Summary Compensation Table during fiscal year 2004.

OPTION/SAR GRANTS TABLE

Option/SAR Grants in Last Fiscal Year

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (3)

Name and Principal Position	Number of Securities Underlying Options/SARs Granted	% of total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	(4) 5%-($)	(5) 10%-($)

Thomas N. Hendrickson	none
President & Chief
Executive Officer

Thomas J. Weldgen	none
Vice President, Finance
and Chief Financial
Officer

Wendy F. Clay	none
Vice President
Administration

James W. Pembroke	none
Chief Accounting
Officer

No options were granted under the "Executive Long Term Stock Investment Plan" described above during the year ended March 31, 2005.

Options The following table shows information for the named executives concerning exercises of options and SARs during fiscal 2005 and the number and value of unexercised options and SARs held at March 31, 2005:

OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		In-The-Money Options/SARs at Fiscal Year-End($)

Name	Shares Acquired on Exercise	$ Value Realized	Exercisable	Unexercisable	(1) Exercisable	(1) Unexercisable

Thomas N. Hendrickson	-	-	264,500	12,500	-	-
Thomas J. Weldgen	-	-	71,625	21,250	100	300
Wendy F. Clay	-	-	25,625	500	-	-
James W. Pembroke	-	-	36,625	7,500	50	50

Notes to Option/SAR Exercises and Year-End Value Table
(1)	Represents the difference between the option exercise price and the closing market price for the company's stock at March 31, 2005, which was $5.35.

COMMITTEE REPORTS

Compensation Committee Report

The following is a report of the Compensation Committee of the Board of Directors describing the compensation policies applicable to our executive officers during the fiscal year that ended March 31, 2005. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and compensation plans as well as the specific compensation levels for executive officers. Executive officers have not participated in deliberations or decisions involving their own compensation.

Compensation Philosophy

The philosophy for compensating executives of the company is to provide a reasonable mix of cash and equity with a significant portion of total compensation at risk, depending upon performance of the executive and the company. In this way, executives are encouraged and rewarded for thinking and acting like owners, rather than employees. An Incentive Compensation Plan was established in 1986 and approved by the Board of Directors. This plan has been designed to focus the best efforts of executives on the achievement of financial growth objectives, intended to benefit both the company and its shareholders. Recognizing that it is always in the best interest of the shareholders to attract, retain and motivate exceptional executive talent, the company's components of executive compensation provide meaningful upside incentives for superior performance and results, while clearly linking the executives' interests to those of the shareholders.

Base Salary. To establish the initial ranges, an overall review was carried out by a nationally recognized executive compensation consulting firm, based on national surveys of executive compensation for other companies within an appropriate range of sales. Such salary information is subject to periodic update by the Compensation Committee.

Annual Incentive Compensation. The incentive component of the Incentive Compensation Plan consists of a feature whereby executives may be rewarded for achieving or exceeding specific financial and growth target objectives, which link directly with the current and long term growth strategy of the company, and ultimately lead to increased shareholder value. At the beginning of each fiscal year, objectives are established at the corporate, subsidiary, and individual executive levels by the Compensation Committee. Annual cash incentive compensation targets are fixed to allow executives to earn total cash compensation (consisting of base salary plus annual incentive compensation payments) for successful achievement of outstanding results. In 1994, a new study of executive salaries and overall compensation was completed for the Compensation Committee by a national consulting firm. The compensation consultants recommended to the Compensation Committee that the cash incentive plan be modified in order to provide management with greater incentive to strive for exceptional results. The company modified the plan beginning with the April 1, 1994 fiscal year and the plan, as modified, continues in existence currently. The modifications make it possible for the executive group to earn a larger bonus, but only if earnings and sales have increased significantly.

Long Term Non-Cash Incentives. Long term, non-cash incentive awards are discussed below in the Executive Long Term Stock Investment Committee report.

Compensation Practice

The Compensation Committee, meeting in executive session, determines the compensation of the Chief Executive Officer and the Company's other executive officers. The Compensation Committee believes that the compensation and benefits packages afforded to the company's executive officers are commensurate with competitive practices for similar positions held by employees of companies of similar size. With total compensation significantly weighted towards rewards for sustained profitable long term growth, the Committee believes the company's compensation program is effective for providing continued incentive to pursue its aggressive long term growth strategies.

Mr. Hendrickson's 2005 Cash Compensation

Mr. Hendrickson founded the company in 1969 and has been Chief Executive Officer and President since that time. For fiscal 2005, Mr. Hendrickson was entitled to a bonus when net income, reached a specific Earnings Per Share target. The minimum target was not reached and there was no bonus earned for 2005.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of section 162(m) of the Internal Revenue Code which disallows the deduction by any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to the chief executive officer and the four other most highly compensated executive officers respectively unless such compensation meets the requirements for the "performance based" exception to the rule. As the cash compensation paid by the company to each of its executive officers is expected to be below $1,000,000 and the committee believes that options granted under the 2004 Executive Long Term Stock Investment Plan to such officers will meet the requirements for qualifying as performance based, the committee believes that section 162(m) will not affect the tax deductions available to the company with respect to the compensation of its executive officers.

The Compensation Committee believes the compensation strategy that is now in place will provide the necessary incentives to retain and motivate the company's executives for the achievement of short and long term goals which will significantly benefit shareholders in the future.

Long Term Stock Incentive Compensation Philosophy

To help insure that executives are continually focused on the longer term goals of the company, equity awards will be made to key executives in accordance with the terms, conditions and restrictions of the 2004 Executive Long Term Stock Investment Plan which was approved by the shareholders on March 9, 2005.

It is believed that a principal factor influencing market price of the company's stock is the company's performance as reflected in its sales, earnings, cash flows, and other results. By granting stock awards to company executives, such individuals are encouraged to focus their efforts on achieving improvements in the company's performance.

Mr. Hendrickson's 2005 Long Term Stock Incentive Compensation

Mr. Hendrickson received no Long Term Stock Incentive Compensation for the year ended March 31, 2005.

Robert Oppenheimer, Chairman
Jerold L. Zimmerman
Stephen J. Carl
José J. Coronas

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors on June 1, 2000, and revised on February 10, 2003.

The Audit Committee appoints, subject to shareholder ratification, the engagement of an accounting firm to be the company's independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is directly responsible for monitoring and overseeing these processes.

The Audit Committee met 3 times during the 2005 fiscal year. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and Public Company Accounting Oversight Board standards. Subsequent to the end of the fiscal year, the Audit Committee met, reviewed and discussed the audited financial statements of the company for its fiscal year ended March 31, 2005 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," relating to the conduct of the audit. In addition, the Chairman of the Audit Committee reviews the unaudited financial statements of the Company as contained in each quarterly report (Form 10-Q) filed by the Company with the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and accompanying letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," disclosing to the Audit Committee all relationships between the accountants and the company that may reasonably bear on independence and confirming the accountants' independence. The Audit Committee has discussed the issue of independence with the company's independent registered public accounting firm.

Based upon its review of the audited financial statements and the discussions referred to in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements of the company for its fiscal year ended March 31, 2005 be included in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the Securities and Exchange Commission.

Jerold L. Zimmerman, Chairman
Stephen J. Carl
José J. Coronas

COMMON STOCK PERFORMANCE

As part of the executive compensation presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the company with stock performance of appropriate similar companies. The company's common stock is traded on the National Association of Securities Dealers' National Market System (NASDAQ/NMS) and one appropriate comparison is with the NASDAQ U.S. Composite Index performance. Because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance, the second index which the company believes most closely approximated its performance is the NASDAQ Non-Financial Index.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
CPAC, Inc.

$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
90.5
44.0
39.0
03/31/2000
03/30/2001
03/28/2002
03/31/2003
03/31/2004
03/31/2005

Legend

Symbol	CRSP Total Returns Index for:	03/2000	03/2001	03/2002	03/2003	03/2004	03/2005
——— ■	CPAC, Inc.	100.0	86.2	90.5	77.7	89.8	90.5
— — — ★	Nasdaq Stock Market (US Companies)	100.0	40.0	40.3	29.6	43.7	44.0
- - - - ▲	Nasdaq Non-Financial Stocks SIC 0100-5999, 7000-9999 US & Foreign	100.0	37.4	36.7	25.9	38.8	39.0

Notes:

A- Assumes $100 investment on April 1, 2000 in CPAC, Inc. Common Stock, and an identical amount in both the NASDAQ U.S. and NASDAQ Non-Financial Indices. The lines represent monthly index levels derived from compound daily returns that included all the dividends. The indexes are weighted daily, using the market capitalization on the previous trading day.

B- Total Return assumes the reinvestment of all dividends. On November 3, 1998 the Board of Directors announced the reinstatement of a regular quarterly cash dividend of $.065 per share. On June 7, 2000 the quarterly cash dividend was increased to $.07 per share. There can be no assurance that the Company's stock performance will continue in the future with the same or similar trends depicted in the graph above. The Company will not take or endorse any predictions as to future stock performance.

 Controls and Procedures - (entire new section, as amended on July 8, 2005

(continued from page 16 of this Proxy Statement)

Evaluation of Disclosure Controls and Procedures

The Company's chief executive officer and chief financial officer, respectively, have informed the Board of Directors that, based upon their evaluations of the Company's disclosure controls and procedures as of the end of the period covered by its annual report (Form 10-K), such disclosure controls and procedures are not effective as a result of the material weakness described below to ensure that information required to be disclosed by the Company in the reports it submits under the Securities Exchange Act of 1934 is accumulated and communicated to management (including the chief executive officer and chief financial officer) as appropriate to allow timely decisions regarding required disclosure.

On June 28, 2005, management of CPAC, Inc. (the "Company") concluded that the Company's previously filed unaudited consolidated financial statements for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004 included in its respective Forms 10-Q should: (1) no longer be relied upon because of an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20, and (2) be restated to reflect the accounting adjustments necessary to correct the error. Accordingly, the Company has restated its financial results for the periods described above and intends to file amendments to these Forms 10-Q as soon as practical. The Company and the Audit Committee discussed this matter with the Company's independent registered public accounting firm.

On June 30, 2005 the Company announced that it had filed for an extension of time to file its Annual Report on Form 10-K with the Securities and Exchange Commission. In connection with preparation of the Company's consolidated financial statements for the fiscal year ended March 31, 2005, certain items requiring adjustment to previously issued quarterly financial statements for that year were noted. The Company stated that more time was needed to assess the adjustment amounts by quarter and to finalize the consolidated financial statements.

The adjustments, which relate to inventory, should have been recorded in earlier quarterly periods within the same fiscal year. The adjustments impacted inventory value, cost of sales, and income tax benefit for each quarter, resulting in a net additional expense of $.02 per share in the Quarter ended June 30, 2004, $.01 per share in the Quarter ended September 30, 2004, and $.01 per share in the Quarter ended December 31, 2004. Management believes that no annual or quarterly financial statements for any period prior thereto, require adjustment.

The misstatements were caused by a computational error in valuation of a component of inventory and related reliance on a spreadsheet for completion of such valuation. The spreadsheet was affected by the input of data that resulted in the computation of incorrect inventory values. Such error was not detected timely by Management in their review of the calculations. Management has determined that the error was caused by a material weakness in internal control over financial reporting, described below, relating to the review of the inventory valuation calculation and the spreadsheet used in the calculation.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with the adjustments and restatements described above, the Company's management has identified a control deficiency in the Company's internal control over financial reporting as of June 30, September 30, and December 31, 2004 and March 31, 2005. The control deficiency is the lack of appropriate senior management review of the inventory valuation calculations and spreadsheets used in such calculations. As a result of this control deficiency, the Company misstated inventory and cost of sales, resulting in the restatement of the interim financial statements for fiscal 2005 and audit adjustments to the annual financial statements. In addition, this control deficiency could result in a misstatement of the aforementioned accounts that could result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency represents a material weakness in the Company's internal control over financial reporting.

As of the filing of our Annual Report on Form 10-K for the year ended March 31, 2005, we are addressing the material control weakness in our internal control over financial reporting with respect to the reliance on and use of this spreadsheet. The remediation actions include development of a new spreadsheet and manual recomputation of the new spreadsheet for each of the quarters in each of the three years ended March 31, 2005. Additionally, Management will apply manual controls over the computation of the valuation on a quarterly basis for all future periods, and will document security control over the spreadsheet to ensure that it is not adjusted without appropriate review and written approval by senior accounting management.

Changes in Internal Controls

Management, with the participation of the Company's chief executive and chief financial officers, has concluded that there were no changes in the Company's internal control over financial reporting that occurred during the Company's fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

By Order of the Board of Directors

/s/James W. Pembroke
James W. Pembroke, Secretary

CPAC, INC.

The undersigned Shareholder of CPAC, Inc. hereby appoints and constitutes Thomas N. Hendrickson and James W. Pembroke, and either of them, the proxy or proxies of the undersigned with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of Shareholders of the Company to be held at Genesee River Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510 on Friday, August 12, 2005 at 1:30 P.M., EDT, and any and all adjournments of said meeting, and to vote all shares of CPAC, Inc., registered in the name of the undersigned and entitled to vote at said meeting upon matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this ☒

1. ELECTION OF DIRECTORS: Election of the directors listed below to serve until the annual meeting of Shareholders in the year 2006 and until their successors are duly elected and qualified.

FOR ☐ WITHHOLD AUTHORITY ☐

(To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Thomas N. Hendrickson, Thomas J. Weldgen, Robert Oppenheimer, Jerold L. Zimmerman, Stephen J. Carl, José J. Coronas, John R. Prann, Jr., William M. Carpenter

FOR ☐ AGAINST ☐ ABSTAIN ☐

3. PROPOSAL THAT THE BOARD OF DIRECTORS ARRANGE FOR PROMPT SALE OF COMPANY TO HIGHEST BIDDER.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature______________________________ Signature______________________________ Date ________________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.